Exhibit 99.1

Cellectar Biosciences to Present at the 2016 Biotech Showcase

Madison, WI (January 7, 2016) — Cellectar Biosciences, Inc. (NASDAQ:CLRB), an oncology-focused biotechnology company, announces today its CEO, Jim Caruso, will be presenting at the Biotech Showcase in San Francisco on January 12, 2016 at 5:00 PM PT in the Mission I room.

“The Biotech Showcase is an important industry gathering, uniting a unique combination of established and emerging company participants with a diverse group of investors,” said Mr. Caruso.  “With our recent announcements regarding the successful advancement of our multiple myeloma program and initial corporate collaboration to research a series of chemotherapeutics in combination with our PDC delivery platform, we welcome the opportunity for Cellectar to further update the investment community on our continued progress.”

Following the presentation, a link to the latest presentation, including both slides and audio, will be posted on the company’s website.

About Cellectar Biosciences, Inc.
Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The Company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase 1 study in patients with relapsed or refractory multiple myeloma. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1603-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For additional information please visit www.cellectarbiosciences.com.

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K/A for the year ended December 31, 2014. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

INVESTOR AND MEDIA CONTACT:

Jules Abraham
JQA Partners
917-885-7378

jabraham@jqapartners.com